Exhibit 99.1

Limestone Bancorp Reports Net Income of $2.1 million, or $0.28 per Share, for the 3rd Quarter of 2020 and $5.9 million, or $0.79 per Diluted Share, for the Nine Months Ended September 30, 2020

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 21, 2020--Limestone Bancorp, Inc. (NASDAQ: LMST) (“the Company”), parent company of Limestone Bank (“the Bank”), today reported unaudited results for the third quarter of 2020. Net income available to common shareholders for the third quarter of 2020 was $2.1 million, or $0.28 per basic and diluted common share, compared with $2.3 million, or $0.31 per basic and diluted share, for the third quarter of 2019. Net income for the nine months ended September 30, 2020, was $5.9 million, or $0.79 per diluted common share, compared with net income of $8.8 million, or $1.17 per diluted share, for the nine months ended September 30, 2019.

Net income before taxes was $2.3 million and $6.8 million for the third quarter of 2020 and for the first nine months of 2020, respectively, compared to $2.8 million and $8.8 million for the third quarter and first nine months of 2019, respectively. Income tax expense was $190,000 and $944,000 for the third quarter of 2020 and for the first nine months of 2020, respectively, compared to income tax expense of $531,000 and $43,000 for the third quarter of 2019 and for the first nine months of 2019, respectively.

For 2019 and 2020, income tax expense benefitted from the establishment of a net deferred tax asset related to a change in Kentucky tax law enacted during 2019. Income tax expense benefitted $244,000 and $33,000 for the third quarter of 2020 and 2019, respectively, or $0.03 per basic and diluted common share, and less than $0.01 per basic and diluted common share, respectively. Income tax expense benefitted $395,000 and $1.6 million for the first nine months of 2020 and 2019, respectively, or $0.05 per basic and diluted common share, and $0.21 per basic and diluted common share, respectively. The new Kentucky income tax will go into effect on January 1, 2021.

Net Interest Income – The interest rate environment has been challenging during the first nine months of 2020 as the Federal Reserve, after lowering rates 75 basis points in the latter half of 2019, lowered the federal funds target rate by 50 basis points on March 6, 2020, and 100 basis points on March 15, 2020.

Net interest income decreased to $9.9 million for the third quarter of 2020, compared to $10.1 million for the second quarter of 2020, and increased compared to $8.7 million for the third quarter of 2019. Average loans decreased to $963.5 million for the third quarter of 2020, compared to $978.3 million for the second quarter of 2020, and increased compared to $800.2 million for the third quarter of 2019. Average loans for the second and third quarters of 2020 were positively impacted by the branch purchase transaction on November 15, 2019, which included $126.8 million in loans at the time of purchase, as well as $42.3 million loan originations under the SBA Paycheck Protection Program. Net interest margin decreased to 3.27% for the third quarter of 2020, compared with 3.33% for the second quarter of 2020, and 3.35% for the third quarter of 2019.

The yield on earning assets decreased to 3.98% in the third quarter of 2020, compared to 4.21% in the second quarter of 2020, and 4.79% in the third quarter of 2019. The yield on earning assets for the second and third quarters of 2020 were negatively impacted by falling interest rates on the Bank’s fed funds, certain floating rate investment securities, and loans with variable rate repricing features. Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $387,000, $535,000, and $247,000 for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively. This represents 13 basis points, 17 basis points, and nine basis points of yield on earning assets and net interest margin for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively. Loan fee income for the third quarter of 2020 included $195,000 in fees earned on SBA PPP loans, as compared to $179,000 in the second quarter of 2020.

The cost of interest-bearing liabilities was 0.90% for the third quarter of 2020, compared to 1.11% in the second quarter of 2020, and 1.75% in the third quarter of 2019. The cost of interest-bearing liabilities continued to decline based on the downward repricing of time deposits. Time deposits declined $47.9 million during the third quarter of 2020 as approximately $127.3 million of time deposits with an average rate of 1.41% matured or repriced at lower interest rates. During the third quarter of 2020, newly originated or renewed time deposits had an average rate of 0.39% and an average term of approximately 23 months.

Net interest income increased to $29.8 million for the first nine months of 2020, compared with $26.5 million in the first nine months of 2019. Average loans increased to $963.7 million for the first nine months of 2020, compared to $786.8 million for the first nine months of 2019. Average loans were positively impacted by the branch purchase transaction on November 15, 2019, along with loan growth during 2019 and 2020, as well as loan originations under the SBA Paycheck Protection Program. Net interest margin decreased to 3.30% in the first nine months of 2020, compared with 3.46% for the first nine months of 2019.

The yield on earning assets decreased to 4.23% for the first nine months of 2020, compared to 4.83% for the first nine months of 2019. The amount of loan fee income included in total interest income was $1.1 million and $960,000 for the nine months ended September 30, 2020 and September 30, 2019, respectively. This represents 13 basis points of yield on earning assets and net interest margin for the nine months ended September 30, 2020 and 2019. The cost of interest-bearing liabilities was 1.15% for the first nine months of 2020, compared to 1.67% in the first nine months of 2019.

As of September 30, 2020, time deposits comprise $398.4 million of the Company’s liabilities including $84.7 million with a current average rate of 1.01% which reprice or mature in the fourth quarter of 2020. The following table denotes contractual time deposit maturities and average rates as of September 30, 2020:

Maturity Quarter	As of September 30, 2020 (in thousands)	Weighted Average Rate

Q4-2020	84,715	1.01
Q1-2021	100,682	1.03
Q2-2021	90,146	0.61
Q3-2021	28,443	0.77
Q4-2021	9,837	0.75
Thereafter	84,606	1.23
Total time deposits	$398,429	0.95%

Investment Securities – The securities portfolio serves as a source of liquidity and earnings and contributes to the management of interest rate risk. Investments are made in various types of liquid assets, including U.S. Treasury obligations and securities of various federal agencies, obligations of states and political subdivisions, corporate bonds, and collateralized loan obligations. The investment portfolio increased by $948,000, or 0.5%, to $203.5 million at September 30, 2020, compared with $202.6 million at June 30, 2020, and $203.4 million at September 30, 2019.

The following table sets forth the carrying value of our securities portfolio at the dates indicated.

	September 30, 2020				June 30, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$19,158	$931	$—	$20,089	$20,302	$772	$—	$21,074
Agency mortgage-backed residential	76,388	2,974	(13)	79,349	85,048	3,152	(21)	88,179
Collateralized loan obligations	44,730	—	(1,905)	42,825	44,730	—	(3,042)	41,688
State and municipal	34,391	1,076	(32)	35,435	28,708	917	(57)	29,568
Corporate bonds	27,116	373	(1,643)	25,846	23,347	313	(1,573)	22,087
Total available for sale	$201,783	$5,354	$(3,593)	$203,544	$202,135	$5,154	$(4,693)	$202,596

The Bank owns Collateralized Loan Obligations (CLOs), which are debt securities secured by professionally managed portfolios of senior-secured loans to corporations. CLO managers are typically large non-bank financial institutions or banks and are typically $300 million to $1 billion in size, contain one hundred or more loans and have five to six credit tranches ranging from AAA, AA, A, BBB, BB, B and equity tranche. Interest and principal are paid first to the AAA tranche then to the next lower rated tranche. Losses are borne first by the equity tranche then by the subsequently higher rated tranche. CLOs may be less liquid than government securities from time to time and volatility in the CLO market may cause the value of these investments to decline.

The market value of CLOs may be affected by, among other things, changes in composition of the underlying loans, changes in the cash flows from the underlying loans, defaults and recoveries on the underlying loans, capital gains and losses on the underlying loans, prepayments on the underlying loans, and other conditions or economic factors. During the first quarter of 2020, the fair value of the Bank’s CLO portfolio declined as the market was disrupted by COVID-19. At March 31, 2020, the CLO portfolio had an unrealized loss of $4.0 million, or 9% of amortized cost. During the second and third quarters of 2020, the fair value improved as the market stabilized. At September 30, 2020, the portfolio had an unrealized loss of $1.9 million, or 4% of amortized cost.

Although the Bank attempts to mitigate the credit and liquidity risks associated with CLOs by purchasing CLOs with credit ratings of A or higher, completing pre-purchase due diligence, and through ongoing monitoring, no assurance can be given that these risk mitigation efforts will be successful. At September 30, 2020, $27.0 million, $13.5 million, and $2.4 million of our CLOs were AA, A, and BBB rated, respectively. There was one CLO rated below A at BBB, which was downgraded during the third quarter of 2020. Stress testing was completed on each security in the CLO portfolio as of quarter-end. Each security in the portfolio passed, without dollar loss, a stress scenario characterized as severe, which assumed a ten percent per annum constant prepayment rate, a twelve percent per annum constant default rate for four years followed by a four percent rate thereafter, and a forty-five percent recovery rate on a one-year lag. The Bank’s CLOs are all floating rate with rates set on a quarterly basis at three-month LIBOR plus a spread.

The fair value of the Bank’s corporate bond portfolio has also been impacted by market disruption and declining rates. At March 31, 2020, the corporate bond portfolio had a net unrealized loss of $1.3 million, or 6% of amortized cost. At September 30, 2020, the portfolio had a net unrealized loss of $1.3 million, or 5% of amortized cost. The corporate bond portfolio consists of 12 subordinated debt securities of U.S. banks and bank holding companies with maturities ranging from 2024 to 2037. The securities are either initially fixed for five years converting to floating at an index over LIBOR or floating at an index over LIBOR from inception. Management regularly monitors the financial condition of these corporate issuers by reviewing their regulatory and public filings.

The Bank has the intent and ability to hold its CLO and corporate debt securities to maturity and, at this juncture, has determined the value declines are temporary in nature.

Provision and Allowance for Loan Losses – The Bank maintains an allowance for loan losses believed to be sufficient to absorb probable incurred losses existing in the loan portfolio. Management evaluates the adequacy of the allowance using, among other things, historical loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and current economic conditions and trends. The allowance may be allocated for specific loans or loan categories, but the entire allowance is available for any loan. The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated and measured for impairment. The general component is based on historical loss experience adjusted for qualitative environmental factors. Management develops allowance estimates based on actual loss experience adjusted for current economic conditions and trends. Allowance estimates are a prudent measurement of the risk in the loan portfolio applied to individual loans based on loan type. If the mix and amount of future charge-off percentages differ significantly from the assumptions used by management in making its determination, management may be required to materially increase its allowance for loan losses and provision for loan losses, which could adversely affect results.

The allowance for loan losses to total loans was 1.18% at September 30, 2020, compared to 1.05% at June 30, 2020, and 1.11% at September 30, 2019. Loans acquired in the November 2019 branch transaction totaled $100.3 million at September 30, 2020, and $109.8 million at June 30, 2020. These loans were recorded at fair value as determined by an independent third party. The remaining discount associated with the fair value purchase accounting adjustments on the acquired loans was $301,000 at September 30, 2020, compared to $347,000 at June 30, 2020. Any subsequent deterioration of these acquired loans may require an adjustment through the allowance for loan loss. Net loan charge-offs were $97,000 and $395,000, respectively, for the three and nine months ended September 30, 2020, compared to net loan recoveries of $72,000 and $24,000, respectively, for the three and nine months ended September 30, 2019.

A provision of $1.4 million and $3.5 million, or $0.14 and $0.37, per common shares after taxes, was recorded in the third quarter and the first nine months of 2020, respectively, compared to no provision for loan losses in the third quarter and first nine months of 2019. The 2020 loan loss provisions were attributable to the net loan charge-offs during the period, trends within the portfolio over the period, and primarily to changes in the economic and business environment attributable to COVID-19, the state and national emergencies that have been declared and the resultant risk the pandemic poses for business disruptions for the Bank’s borrowers which may lead to credit quality deterioration. Substandard loans increased $15.4 million during the third quarter of 2020. The increase in substandard loans was primarily attributable to $12.3 million in commercial and industrial loans migrating from watch to substandard during the quarter.

While the Company expects the U.S. Government’s economic response to the COVID-19 pandemic through monetary policy and fiscal stimulus have provided meaningful support to the economy, management deemed it prudent to increase the allowance for loan losses through its qualitative environmental factors to account for the pandemic risk.

COVID-19 Short-term Loan Concessions – The Bank has elected to account for eligible loan modifications under Section 4013 of the CARES Act. To be an eligible loan under Section 4013 of the CARES Act, a loan modification must be (1) related to the coronavirus pandemic (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the national emergency declared by the President on March 13, 2020, concerning the COVID-19 outbreak (the “national emergency”) or (B) December 31, 2020. Eligible loan modifications are not required to be classified as TDRs and will not be reported as past due provided they are performing in accordance with the modified terms. Interest income will continue to be recognized in accordance with GAAP unless the loan is placed on nonaccrual status.

Short term loan modifications totaled $64.9 million as of September 30, 2020, compared to $161.5 million at June 30, 2020. The following table details the status of the Bank’s short-term loan modifications by loan category or type as of September 30, 2020:

	First Modification Active	Subsequent Modification Active	Modification Ended	Total Modified Loans	Total Loan Portfolio	% Modified to Total Portfolio
	(in thousands)

Hotel, Motel, & Lodging	$—	$8,112	$22,818	$30,930	$51,435	60.1%
Retail Facility	3,087	6,764	—	9,851	62,707	15.7
Commercial Real Estate	5,228	76	107	5,411	161,524	3.3
1-4 Family Residential	2,306	450	225	2,981	194,829	1.5
Restaurant Full Service	2,184	6,307	2,872	11,363	19,966	56.9
Restaurant Limited Service	2,303	—	—	2,303	14,842	15.5
Multi-family	—	—	—	—	63,757	—
Construction and Development	—	—	—	—	39,980	—
Commercial & Industrial	345	—	1,239	1,584	218,762	0.7
Farmland	—	—	—	—	69,017	—
Consumer, Agriculture & Other	486	—	—	486	77,649	0.6
Total	$15,939	$21,709	$27,261	$64,909	$974,468	6.7%

First Modification Active includes loans within the terms of the original modification agreement. Subsequent Modification Active includes loans with a matured original modification that have been further modified within the short-term parameters. Modification Ended includes loans that have reached final deferred payment and have yet to make a payment in accordance with the loan’s original terms or have yet to request a subsequent modification. Loans that returned to original contracted terms with a verified payment are considered cured and are no longer included as modified loans in the table above.

Subsequent to September 30, 2020, $27.1 million of the loans categorized as Modification Ended in the table above have received a verified payment and are now considered cured.

Non-performing Assets – Non-performing assets, which include loans on nonaccrual, accruing troubled debt restructurings, loans past due 90 days and still accruing, and other real estate owned (“OREO”), increased to $4.2 million, or 0.32%, of total assets at September 30, 2020, compared with $3.5 million, or 0.27%, of total assets at June 30, 2020, and $5.8 million, or 0.51%, of total assets at September 30, 2019. Non-performing loans increased to $2.5 million, or 0.26%, of total loans at September 30, 2020, compared with $1.9 million, or 0.19%, of total loans at June 30, 2020, and $2.6 million, or 0.32%, of total loans at September 30, 2019.

OREO remained unchanged at $1.6 million as of September 30, 2020, compared to June 30, 2020, and decreased compared to $3.2 million at September 30, 2019. There were no fair value write-downs arising from changing marketing strategies for the three or nine months ended September 30, 2020, compared to no fair value write-downs and $260,000 for the three and nine months ended September 30, 2019, respectively.

Non-interest Income and Expense – Non-interest income for the third quarter of 2020 increased $208,000 to $1.7 million, compared with $1.5 million for the third quarter of 2019. The increase was primarily related to bank card interchange fees primarily as a result of the deposit accounts acquired in the branch acquisition transaction on November 15, 2019. Non-interest expense increased $628,000, or 8.4%, to $8.1 million for the third quarter of 2020, compared with $7.5 million for the third quarter of 2019. The increase in the third quarter of 2020 was primarily due to an increase in salaries and employee benefits of $211,000 and $187,000 in deposit account related expense. The Bank added sales talent and customer facing associates during the latter half of 2019 and branch staff in connection with the branch purchase transaction. The increase in deposit account related expense is the result of the deposit accounts acquired in the branch acquisition transaction.

Non-interest income for the first nine months of 2020 increased $803,000 to $5.1 million, compared with $4.3 million for the first nine months of 2019. The increase was primarily due to an increase in bank card interchange fees of $767,000. Non-interest expense increased $2.6 million, or 11.8%, to $24.6 million for the first nine months of 2020, compared with $22.0 million for the first nine months of 2019. The increase was primarily due to increases of $1.6 million in salaries and employee benefits and $507,000 in deposit account related expense. The Bank added sales talent and customer facing associates during the latter half of 2019 and branch staff in connection with the branch purchase transaction. As a result, average FTEs for 2020 were elevated as compared to 2019. In response to COVID-19 and the change in customer branch usage patterns, the Bank realized a reduction in FTEs during the second quarter of 2020 through attrition and workforce reduction. The increase in deposit account related expense is the result of the deposit accounts acquired in the branch acquisition transaction.

Capital – The Company’s capital ratios were positively impacted by the additional $8.0 million of subordinated notes issued on July 21, 2020, as the subordinated notes meet the requirements to qualify as Tier 2 capital.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic and national, state and local emergency conditions the pandemic has produced; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation, regulation, fiscal, and monetary policies, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2019, and Form 10-Q for the six months ended June 30, 2020.

Additional Information

Unaudited supplemental financial information for the third quarter ending September 30, 2020, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	9/30/20	9/30/19	9/30/20	9/30/19
Income Statement Data
Interest income	$12,094	$12,485	$38,147	$37,047
Interest expense	2,151	3,755	8,332	10,558
Net interest income	9,943	8,730	29,815	26,489
Provision for loan losses	1,350	—	3,500	—
Net interest income after provision	8,593	8,730	26,315	26,489

Service charges on deposit accounts	565	633	1,674	1,700
Bank card interchange fees	881	623	2,494	1,727
Bank owned life insurance income	113	97	325	314
Gain (loss) on sales and calls of securities, net	—	—	(5)	(5)
Other	183	181	579	528
Non-interest income	1,742	1,534	5,067	4,264

Salaries & employee benefits	4,413	4,202	13,584	12,032
Occupancy and equipment	1,008	880	2,990	2,632
Professional fees	261	254	704	598
Marketing expense	134	251	452	690
FDIC insurance	81	—	148	211
Data processing expense	382	315	1,121	943
State franchise and deposit tax	360	315	1,080	945
Deposit account related expense	487	300	1,398	891
Other real estate owned expense	20	25	58	333
Litigation and loan collection expense	54	32	178	112
Communications expense	201	193	666	572
Insurance expense	102	109	316	335
Postage and delivery	156	129	476	404
Other	420	446	1,379	1,258
Non-interest expense	8,079	7,451	24,550	21,956

Income before income taxes	2,256	2,813	6,832	8,797
Income tax expense	190	531	944	43
Net income	$2,066	$2,282	$5,888	$8,754

Weighted average shares – Basic	7,499,223	7,471,582	7,489,795	7,467,048
Weighted average shares – Diluted	7,499,223	7,471,582	7,489,795	7,467,048

Basic earnings per common share	$0.28	$0.31	$0.79	$1.17
Diluted earnings per common share	$0.28	$0.31	$0.79	$1.17
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Income Statement Data
Interest income	$12,094	$12,786	$13,267	$12,537	$12,485
Interest expense	2,151	2,676	3,505	3,676	3,755
Net interest income	9,943	10,110	9,762	8,861	8,730
Provision for loan losses	1,350	1,100	1,050	—	—
Net interest income after provision	8,593	9,010	8,712	8,861	8,730

Service charges on deposit accounts	565	441	668	681	633
Bank card interchange fees	881	863	750	711	623
Bank owned life insurance income	113	116	96	96	97
Gain (loss) on sales and calls of securities, net	—	(5)	—	—	—
Other	183	186	210	166	181
Non-interest income	1,742	1,601	1,724	1,654	1,534

Salaries & employee benefits	4,413	4,633	4,538	4,201	4,202
Occupancy and equipment	1,008	983	999	890	880
Professional fees	261	235	208	171	254
Marketing expense	134	104	214	218	251
FDIC insurance	81	67	—	—	—
Data processing expense	382	380	359	316	315
State franchise and deposit tax	360	360	360	265	315
Deposit account related expense	487	460	451	333	300
Other real estate owned expense	20	22	16	35	25
Litigation and loan collection expense	54	59	65	77	32
Communications expense	201	247	218	200	193
Insurance expense	102	111	103	109	109
Postage and delivery	156	152	168	140	129
Acquisition costs	—	—	—	775	—
Other	420	423	536	584	446
Non-interest expense	8,079	8,236	8,235	8,314	7,451

Income before income taxes	2,256	2,375	2,201	2,201	2,813
Income tax expense	190	393	361	437	531
Net income	$2,066	$1,982	$1,840	$1,764	$2,282

Weighted average shares – Basic	7,499,223	7,488,173	7,481,884	7,471,680	7,471,582
Weighted average shares – Diluted	7,499,223	7,488,173	7,481,884	7,471,680	7,471,582

Basic earnings per common share	$0.28	$0.26	$0.25	$0.24	$0.31
Diluted earnings per common share	$0.28	$0.26	$0.25	$0.24	$0.31
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Assets
Loans	$974,468	$975,759	$961,561	$926,271	$803,569
Allowance for loan losses	(11,481)	(10,228)	(9,150)	(8,376)	(8,904)
Net loans	962,987	965,531	952,411	917,895	794,665
Securities available for sale	203,544	202,596	198,657	209,000	203,381
Federal funds sold & interest-bearing deposits	24,358	39,027	23,639	21,962	50,327
Cash and due from financial institutions	7,593	9,990	9,509	8,241	7,680
Premises and equipment	18,572	19,000	19,282	19,658	15,098
Premises held for sale	1,110	1,149	1,185	900	935
Bank owned life insurance	23,347	16,238	16,128	16,037	15,946
FHLB Stock	5,962	6,142	6,837	6,237	6,467
Other real estate owned	1,625	1,625	3,225	3,225	3,225
Deferred taxes, net	26,540	27,054	28,208	27,765	28,029
Goodwill	6,252	6,252	6,252	6,252	—
Intangible assets	2,308	2,372	2,436	2,500	—
Accrued interest receivable and other assets	7,426	7,532	6,441	6,107	6,411
Total Assets	$1,291,624	$1,304,508	$1,274,210	$1,245,779	$1,132,164

Liabilities and Equity
Certificates of deposit	$398,429	$446,370	$467,535	$476,534	$488,121
Interest checking	168,735	167,814	157,621	146,038	95,508
Money market	174,588	166,376	154,851	160,837	153,663
Savings	134,962	119,327	92,235	56,015	34,618
Total interest-bearing deposits	876,714	899,887	872,242	839,424	771,910
Demand deposits	217,675	224,901	185,658	187,551	151,524
Total deposits	1,094,389	1,124,788	1,057,900	1,026,975	923,434
FHLB advances	30,634	20,644	61,349	61,389	56,430
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	17,000	17,000	17,000	17,000
Senior debt	—	5,000	5,000	5,000	5,000
Accrued interest payable and other liabilities	8,315	7,020	7,450	8,665	4,973
Total liabilities	1,179,338	1,195,452	1,169,699	1,140,029	1,027,837

Total stockholders’ equity	112,286	109,056	104,511	105,750	104,327
Total Liabilities and Stockholders’ Equity	$1,291,624	$1,304,508	$1,274,210	$1,245,779	$1,132,164

Ending shares outstanding	7,499,183	7,485,872	7,489,305	7,471,975	7,471,582
Book value per common share	$14.97	$14.57	$13.95	$14.15	$13.96
Tangible book value per common share	13.83	13.42	12.79	12.98	13.96

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Average Balance Sheet Data
Assets	$1,295,814	$1,305,923	$1,273,167	$1,167,179	$1,105,432
Loans	963,486	978,316	949,204	846,235	800,194
Earning assets	1,213,039	1,222,760	1,188,314	1,090,752	1,035,522
Deposits	1,111,865	1,116,420	1,052,944	982,991	933,548
Long-term debt and advances	65,769	75,259	105,407	73,695	63,369
Interest bearing liabilities	955,661	971,770	971,554	882,473	852,539
Stockholders’ equity	110,930	107,348	107,632	105,295	103,818

Quarterly Performance Ratios
Return on average assets	0.63%	0.61%	0.58%	0.60%	0.82%
Return on average equity	7.41	7.43	6.88	6.65	8.72
Yield on average earning assets (tax equivalent)	3.98	4.21	4.50	4.57	4.79
Cost of interest-bearing liabilities	0.90	1.11	1.45	1.65	1.75
Net interest margin (tax equivalent)	3.27	3.33	3.31	3.23	3.35
Efficiency ratio	69.14	70.30	71.70	71.70	72.59
Non-interest expense to average assets	2.48	2.54	2.60	2.83	2.67

Asset Quality Data
Nonaccrual loans	$2,038	$1,410	$1,500	$1,528	$2,389
Troubled debt restructurings on accrual	489	462	466	475	188
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	2,527	1,872	1,966	2,003	2,577
Real estate acquired through foreclosures	1,625	1,625	3,225	3,225	3,225
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$4,152	$3,497	$5,191	$5,228	$5,802

Non-performing loans to total loans	0.26%	0.19%	0.20%	0.22%	0.32%
Non-performing assets to total assets	0.32	0.27	0.41	0.42	0.51
Allowance for loan losses to non-performing loans	454.33	546.37	465.41	418.17	345.52

Allowance for loan losses to total loans	1.18%	1.05%	0.95%	0.90%	1.11%

Loan Charge-off Data
Loans charged off	$(150)	$(193)	$(335)	$(639)	$(299)
Recoveries	53	171	59	111	371
Net recoveries (charge-offs)	$(97)	$(22)	$(276)	$(528)	$72

Loans by Risk Category
Pass	$923,895	$925,558	$915,985	$888,707	$754,050
Watch	27,782	43,014	38,464	27,522	37,537
Special Mention	364	—	—	—	—
Substandard	22,427	7,187	7,112	10,042	11,982
Doubtful	—	—	—	—	—
Total	$974,468	$975,759	$961,561	$926,271	$803,569

Loans by Past Due Status
Past due loans:
30 – 59 days	$482	$458	$1,158	$1,747	$979
60 – 89 days	265	197	248	670	557
90 days or more	—	—	—	—	—
Nonaccrual loans	2,038	1,410	1,500	1,528	2,389
Total past due and nonaccrual loans	$2,785	$2,065	$2,906	$3,945	$3,925

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Risk-based Capital Ratios - Company
Tier I leverage ratio	8.17%	8.05%	8.29%	8.30%	9.66%
Common equity Tier I risk-based capital ratio	8.54	8.45	8.26	8.32	10.19
Tier I risk-based capital ratio	9.77	9.93	9.86	9.32	11.88
Total risk-based capital ratio	13.22	12.57	12.37	11.85	14.84

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	9.90%	9.54%	9.67%	9.99%	11.25%
Common equity Tier I risk-based capital ratio	11.88	11.79	11.50	11.25	13.87
Tier I risk-based capital ratio	11.88	11.79	11.50	11.25	13.87
Total risk-based capital ratio	12.97	12.78	12.38	12.08	14.89

FTE employees, end of period	224	228	248	244	226

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value is calculated by excluding the balance of intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$112,286	$109,056	$104,511	$105,750	$104,327
Less: Goodwill	6,252	6,252	6,252	6,252	—
Less: Intangible assets	2,308	2,372	2,436	2,500	—
Tangible common equity	103,726	100,432	95,823	96,998	104,327

Shares outstanding	7,499,183	7,485,872	7,489,305	7,471,975	7,471,582
Tangible book value per common share	$13.83	$13.42	$12.79	$12.98	$13.96
Book value per common share	14.97	14.57	13.95	14.15	13.96

	Three Months Ended
	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Efficiency Ratio	(in thousands)

Net interest income	$9,943	$10,110	$9,762	$8,861	$8,730
Non-interest income	1,742	1,601	1,724	1,654	1,534
Less: Net gain (loss) on securities	—	(5)	—	—	—
Revenue used for efficiency ratio	11,685	11,716	11,486	10,515	10,264
Non-interest expense	8,079	8,236	8,235	8,314	7,451
Less: Acquisition costs	—	—	—	775	—
Expenses used for efficiency ratio	8,079	8,236	8,235	7,539	7,451

Efficiency ratio	69.14%	70.30%	71.70%	71.70%	72.59%

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800